Exhibit 10.4

AGREEMENT

This agreement (“Agreement”) is entered into this 19 day of August, 2004, by and between Premier Entertainment Biloxi LLC, a Delaware Limited Liability Company (“Premier”), and Kojis & Sons Signs, Inc. (“Kojis”). Hereinafter Premier and Kojis may be referred to collectively as “Parties.”

WHEREAS, Premier is developing the Hard Rock Hotel & Casino in Biloxi, Mississippi (“Hard Rock”); and

WHEREAS, Kojis is in the business of manufacturing, installing, and maintaining outdoor signs; and

WHEREAS, Premier desires to hire Kojis to manufacture, install, and maintain the one hundred twenty foot (120') high marquee guitar sign (“Guitar”) for the Hard Rock; and

WHEREAS, Kojis desires to manufacture, install, and maintain the Guitar for Premier,

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are expressly acknowledge by Premier and Kojis, the Parties agree as follows:

1.                                       The above recitals are true and accurate and hereby incorporated as if fully set forth.

2.                                       The Guitar shall be manufactured according to the specifications and drawings attached as Exhibit A, which is hereby incorporated as if fully set forth.

3.                                       It is expressly understood and agreed that flat materials can be used on the Guitar so long as there are no sharp edges and so long as all corner beads are radiuses and so long as the compound curve to the Guitar is achieved through paint shading.

4.                                       Premier agrees to pay Kojis the total sum of Five Hundred Forty Thousand Dollars ($540,000) plus applicable sales or use taxes, if any, to manufacture, install, and maintain the Guitar. This fee covers any direct or indirect cost or expense incurred by Kojis in the manufacturing and installation of the Guitar and also includes all costs and expenses for material and labor for Kojis to maintain the Guitar for one (1) year following its installation at Hard Rock. Payment of the above stated sum shall be as follows:

•                  40% within 10 days of this Agreement being fully executed

•                  40% when the Guitar is delivered to Hard Rock

•                  20% upon the Guitar functioning error free for 60 days following timely installation.

5.                                       Kojis agrees to complete construction of the Guitar by not later than May 1, 2005, and Kojis agrees to install the Guitar at Hard Rock and have the Guitar be fully operational upon connection of power by others by not later than June 15, 2005.

6.                                       Kojis expressly acknowledges that the timely installation and operation of the Guitar is vital to the business of the Hard Rock and that damages to Hard Rock for the untimely installation or operation of the Guitar would be impossible to calculate. Therefore, Kojis agrees that, in addition to any other remedies or rights Premier may have, for each day beyond June 15, 2005 that the Guitar is not installed and operational at Hard Rock, Kojis shall pay Premier the sum of Three Thousand Dollars ($3,000.00) unless such a delay in the installation or operation of the Guitar is caused by the act or omission of a person or event beyond the control of Kojis.

7.                                       Kojis agrees to provide Premier with a payment and performance bond, in the sum of Two Hundred Fifty Thousand Dollars ($250,000.00), in a form reasonably acceptable to Premier and naming Premier as obligee.

8.                                       Kojis agrees to indemnify, defend, save, and hold Premier harmless from and against any and all liability, loss, damages, costs, and expenses including attorneys’ fees, judgments, claims, liens, and demands of any kind whatsoever, arising out of or directly or indirectly connected with the performance of Kojis under this Agreement or arising out of or directly or indirectly connected with any act, omission, or negligence of Kojis, its agents, employees, and contractors while in, upon, about, or in any way connected with the Hard Rock premises.

9.                                       The Parties agree and acknowledge that Kojis is an independent contractor and not an employee of Premier and that no term or provision of this Agreement shall be interpreted or construed in any manner whatsoever to create a partnership, joint venture, principal-agent, employer-employee, or other business entity or relationship between Premier and Kojis. Further, Kojis agrees and acknowledges that they shall not have the power, directly or indirectly, to bind or otherwise obligate Premier to any undertaking whatsoever.

10.                                 This Agreement constitutes the full and complete understanding and agreement of the Parties with respect to the Guitar and supersedes any prior

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understanding or agreement between the Parties relating thereto. No amendment, waiver or modification of any provision of this Agreement shall be binding unless made in writing and signed by the Parties.

11.                                 Kojis shall not assign any of its obligations under this Agreement nor any interest in this Agreement without the prior written consent of Premier, which consent may be withheld for any reason or no reason, and any such assignment without the express written consent of Premier shall be void, and at Premier’s election shall constitute a default of this Agreement.

12.                                 The person(s) executing this Agreement on Kojis’s behalf represent(s) and warrant(s) that they have all necessary power and authority to execute this Agreement on behalf of Kojis.

13.                                 The effectiveness of this Agreement is subject to approval by Hard Rock Hotel Licensing, Inc.

14.                                 The laws of the State of Mississippi shall govern the validity, construction, performance, and effect of this Agreement, and Kojis agrees and consents that the venue for any judicial proceeding involving or pertaining to this Agreement shall be Harrison County, Mississippi.

PREMIER ENTERTAINMENT BILOXI, LLC

By:	/s/ Joe Billhimer
Joe Billhimer
President and Chief Operating Officer

KOJIS & SONS SIGNS, INC.

By:	/s/ [ILLEGIBLE]

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Exhibit A
Specifications and Drawings

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HARD ROCK CAFÉ / HOTEL

GUITAR SIGN SPECIFICATIONS

This performance specification is intended for the Owner’s use. It provides minimum technical, material and aesthetic requirements and provides for a variety of options for design characteristics.

Sign contractor shall provide all materials, equipment, engineering, labor and permits to fabricate and install a custom guitar sign. The sign shall be a replica of a [ILLEGIBLE] guitar and shall be as accurate a replica of the actual guitar as materials and structural limitations and requirements will allow. The Owner will provide photos and/or printed materials of the guitar for reference. The Owner ☒ will provide / ☐ will not provide a guitar to be used as a model. The following specifications shall apply.

•                  Sign shall be 120' feet in length.

•                  Sign shall be ☐ single faced (with back of sign duplicating back of actual guitar) / ☒ double faced (both faces are replicas of the front/top of the actual guitar).

•                  Sign ☐ shall / ☒ shall not rotate. Rotator device must be of heavy commercial / industrial quality.

•                  Sign shall be fabricated and installed to meet all applicable codes and must be UL listed.

•                  Fabrication shall meet or exceed Hard Rock Café Standard Sign Specifications for materials and methods.

•                  No exposed fasteners are to be used.

•                  Body, neck and headstock of the sign shall be contoured to match the actual guitar including curved, beveled, raised and rounded surfaces and edges.

•                  Sign shall include realistic replicas of all features including, but not limited to, markings, bindings, frets, pickups, control knobs and switches, hardware, pick guards and cover plates. All features except markings and bindings shall be fabricated to be three dimensional, not applied graphics. Features should be metal whenever practical.

•                  Finishes shall match the actual guitar as accurately as possible including metallic finishes. The body, neck and headstock are to include multi-tone paint with fading (gradient colors), sunburst effects and simulated wood grain as applicable. All finishes shall be clear coated. Colors shall match the actual guitar unless otherwise specified by Owner.

•                  Strings shall be 15 mm gold neon, shall wrap around the tuning pegs and tie into the bridge (if applicable) in as realistic manner as possible. All terminations shall be made in such a way as to be as inconspicuous as possible.

•                  Then entire sign - body, neck and headstock - shall be bordered/outlined by ☒ one strand / ☐ two strands of 15mm neon. Color TBD by Owner.

•                  Neon ☒ shall be / ☐ shall not be animated. Desired animation effect: strings playing / Edge west chasing.

•                  Sign must be grounded for lighting protection.

•                  Access panels shall be kept to a minimum and located as inconspicuously as possible. Panels must fit flush in surrounding surfaces. Guitar features such as cover plates may also be used for access.

•                  Sign shall include mounting and attachment structures and hardware for attachment to a base, pedestal or structural attachment points. All visible attachments and hardware ☐ shall be painted / ☐ shall be fully enclosed with a (☐ aluminum / ☐ fiberglass / ☐ other) shroud (design provided by Owner). Color TBD by Owner. Base / pedestal / attachment points shall be provided by others.

•                  Installation shall include final cleaning and any touch up required for like new appearance.

LOGO

•                  Sign ☒ shall include / ☐ shall not include a logo on the face(s) of the guitar.

•                  Logo brand:

☐ Hard Rock Café

☒ Hard Rock Hotel Casino

☐ Hard Rock Live

•                  Logo sign type:

☒ Channel neon sign face (without cabinet) as per Hard Rock Café Standard Sign Specifications, D series sign.

☐ Internally illuminated with Lexan or similar face with a raised face and aluminum side returns.

•                  Logo colors shall be per Hard Rock Café Standard Sign Specifications. Owner will supply logo artwork for reproduction.

•                  Logo shall be positioned so that the copy is parallel to the ground.

SUBMITTALS

•                  Bids must include the following:

Detailed means and methods statement for fabrication including material and finish specifications.

Conceptual design drawing or rendering.

Manufacturer’s cut sheets and specifications for rotator device (if applicable).

•                  Prior to start of fabrication four (4) sets of detailed shop drawings must be submitted to Owner for approval. Drawings must include front, side and back elevations, sections, details of individual features and engineered structural and electrical drawings. Must include all dimensions and a complete listing of materials, finishes and colors.

•                  Prior to application of finishes, samples of all finishes must be submitted to Owner for approval. This must include paint samples of all colors including gradients, sunbursts and simulated wood grains. Paint samples must be applied to materials to be used on the sign. Samples must also be supplied for any colored materials to be used – vinyl, Lexan, metal laminates, colored metals etc.

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